IMMEDIATE RELEASE
December 4, 2014

UNITED NATURAL FOODS, INC. ANNOUNCES FIRST QUARTER FISCAL 2015 DILUTED EPS OF $0.66, A 17.9% INCREASE OVER THE PRIOR YEAR PERIOD

Q1 FISCAL 2015 NET SALES INCREASED 24.4% YEAR-OVER-YEAR TO $1.99 BILLION

Providence, Rhode Island- December 4, 2014 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company" or "UNFI") today reported financial results for the first quarter of fiscal 2015 ended November 1, 2014.

First Quarter Fiscal 2015 Highlights

•	Net sales increased 24.4% to $1.99 billion compared to $1.60 billion for the same period last fiscal year

•	Operating income increased 21.6% to $58.4 million for the first quarter of fiscal 2015 compared to $48.0 million for the same period last fiscal year

•	Diluted EPS increased 17.9% to $0.66 for the first quarter of fiscal 2015, compared to $0.56 for the same period last fiscal year

“UNFI achieved record sales of almost $2 billion during our first quarter of fiscal 2015 and comparable sales growth recovered nicely after experiencing a modest slowdown during the first few weeks of the quarter,” said Steven Spinner, President and Chief Executive Officer.

Net sales for the first quarter of fiscal 2015 increased 24.4%, or $390.5 million, to $1.99 billion from $1.60 billion in the first quarter of fiscal 2014. The first quarter of fiscal 2015 included incremental net sales of approximately $227.7 million, resulting from the Company's acquisitions of Trudeau Foods in the first quarter of fiscal 2014 and Tony's Fine Foods ("Tony's") in the fourth quarter of fiscal 2014.

Gross margin decreased 92 basis points to 16.0% for the first quarter of fiscal 2015 compared to 16.9% for the same period last year. Gross margin for the first quarter of fiscal 2015 was negatively impacted primarily by the dilution from Tony's sales in the quarter, while shifting customer mix, inbound freight costs and foreign exchange from the declining value of the Canadian dollar on the Company's Canadian business also contributed to the year-over-year decline.

Total operating expenses were 13.1% as a percentage of net sales for the first quarter of fiscal 2015, a decrease of 85 basis points compared with the same period last fiscal year. Total operating expenses increased $37.5 million, or 16.8%, to $260.6 million for the first quarter of fiscal 2015 as compared to $223.2 million in the first quarter of fiscal 2014, primarily due to higher sales volume. Total operating expenses for the first quarter of fiscal 2015 included non-recurring costs of approximately $1.0 million related to the startup of the Company's Hudson Valley, New York facility, $0.6 million associated with the write-off of an intangible asset related to the Company's Canadian division, which was acquired in June 2010, and approximately $0.3 million in remaining costs related to the Company's acquisition of Tony's.

Operating income increased 21.6%, or $10.4 million, to $58.4 million for the first quarter of fiscal 2015 compared to $48.0 million for the first quarter of fiscal 2014. As a percentage of net sales, operating income for the first quarter of fiscal 2015 decreased 7 basis points to 2.9% compared to the same period last fiscal year.

Net income for the first quarter of fiscal 2015 increased $5.3 million, or 19.0%, to $33.0 million, or $0.66 per diluted share, from $27.8 million, or $0.56 per diluted share, for the first quarter of fiscal 2014.

“Tony’s Fine Foods performed extremely well during their first quarter as part of UNFI, and we look forward to rolling this perishable platform out across the US as we look to both existing and new customers,” added Mr. Spinner. “As we discussed at our analyst day in October, our newest distribution facilities, located in Racine, Wisconsin and Hudson Valley, New York, were designed to handle the unique storage requirements of these exciting products.”

Fiscal 2015 Guidance

Based on UNFI's performance to date and the current outlook for the remainder of fiscal 2015, UNFI is reaffirming its previous guidance for fiscal 2015 provided on September 17, 2014. For fiscal 2015, ending August 1, 2015, the Company expects net sales in the range of approximately $8.13 to $8.38 billion, an increase of approximately 19.7% to 23.7% over fiscal 2014. The Company estimates GAAP earnings per diluted share for fiscal 2015 in the range of approximately $2.88 to $3.01 per share, an increase of approximately 14.3% to 19.4% over fiscal 2014 GAAP earnings per diluted share of $2.52.

Conference Call & Webcast
The Company's first quarter 2015 conference call and audio webcast will be held today, Thursday, December 4, 2014 at 8:30 a.m. EST. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods
United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 80,000 products to more than 40,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Fortune in 2012 as one of its "Most Admired American Companies," and chosen by Food Logistics Magazine as one of its 2012 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	ICR
Mark Shamber	Katie Turner
Chief Financial Officer	General Information
(401) 528-8634	(646) 277-1228

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on October 1, 2014 and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the shift in the Company's product mix as a result of its acquisition of Tony's and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company; increased fuel costs; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; union-organizing activities that could cause labor relations difficulties and increased costs; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; and the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of Tony’s. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except per share data amounts)

	Three months ended
	November 1, 2014	November 2, 2013
Net sales	$1,992,476	$1,602,011
Cost of sales	1,673,480	1,330,835
Gross profit	318,996	271,176
Operating expenses	260,048	223,150
Restructuring and asset impairment expenses	555	—
Total operating expenses	260,603	223,150
Operating income	58,393	48,026
Other expense (income):
Interest expense	3,255	1,854
Interest income	(93)	(120)
Other, net	616	19
Total other expense, net	3,778	1,753
Income before income taxes	54,615	46,273
Provision for income taxes	21,573	18,509
Net income	$33,042	$27,764
Basic per share data:
Net income	$0.66	$0.56
Weighted average basic shares of common stock outstanding	49,889	49,439
Diluted per share data:
Net income	$0.66	$0.56
Weighted average diluted shares of common stock outstanding	50,113	49,735

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except per share amounts)

	November 1, 2014	August 2, 2014
ASSETS
Current assets:
Cash and cash equivalents	$17,564	$16,116
Accounts receivable, net	489,758	449,870
Inventories	984,411	834,722
Prepaid expenses and other current assets	41,979	45,064
Deferred income taxes	38,570	32,518
Total current assets	1,572,282	1,378,290
Property & equipment, net	501,176	483,960
Goodwill	273,916	274,548
Intangible assets, net	132,737	134,989
Other assets	29,955	25,446
Total assets	$2,510,066	$2,297,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$469,375	$385,890
Accrued expenses and other current liabilities	131,073	136,959
Current portion of long-term debt	10,967	990
Total current liabilities	611,415	523,839
Notes payable	366,752	415,660
Long-term debt, excluding current portion	169,766	32,510
Deferred income taxes	50,995	50,995
Other long-term liabilities	31,237	30,865
Total liabilities	1,230,165	1,053,869
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 49,998 issued and outstanding shares at November 1, 2014; 49,771 issued and outstanding shares at August 2, 2014	500	498
Additional paid-in capital	408,928	402,875
Unallocated shares of Employee Stock Ownership Plan	(12)	(14)
Accumulated other comprehensive loss	(7,714)	(5,152)
Retained earnings	878,199	845,157
Total stockholders’ equity	1,279,901	1,243,364
Total liabilities and stockholders’ equity	$2,510,066	$2,297,233

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Three months ended
	November 1, 2014	November 2, 2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$33,042	$27,764
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	14,158	11,238
Share-based compensation	5,962	5,478
Loss (gain) on disposals of property and equipment	32	(67)
Excess tax benefits from share-based payment arrangements	(1,659)	(2,332)
Impairment of intangible asset	555	—
Deferred income taxes	(6,052)	—
Provision for doubtful accounts	1,196	933
Non-cash interest expense	134	616
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	(42,079)	(55,678)
Inventories	(150,761)	(131,765)
Prepaid expenses and other assets	4,586	2,367
Accounts payable	50,878	100,198
Accrued expenses and other liabilities	(8,735)	(8,416)
Net cash used in operating activities	(98,743)	(49,664)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(27,372)	(33,247)
Purchases of acquired businesses, net of cash acquired	(7,734)	(22,973)
Proceeds from disposals of property and equipment	—	99
Long-term investment	(3,000)	—
Net cash used in investing activities	(38,106)	(56,121)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of long-term debt	(2,902)	(86)
Proceeds from borrowings from long-term debt	150,000	—
Proceeds from borrowings under revolving credit line	127,962	192,715
Repayments of borrowings under revolving credit line	(176,614)	(95,210)
Increase in bank overdraft	40,674	6,347
Proceeds from exercise of stock options	523	1,551
Payment of employee restricted stock tax withholdings	(2,089)	(3,422)
Excess tax benefits from share-based payment arrangements	1,659	2,332
Capitalized debt issuance costs	(954)	—
Net cash provided by financing activities	138,259	104,227
EFFECT OF EXCHANGE RATE CHANGES ON CASH	38	(196)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,448	(1,754)
Cash and cash equivalents at beginning of period	16,116	11,111
Cash and cash equivalents at end of period	$17,564	$9,357

Supplemental disclosures of cash flow information:
Cash paid for interest	$3,190	$1,074
Cash paid for federal and state income taxes, net of refunds	$11,032	$5,989